SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                               SMART BALANCE, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    83169Y108
                                 (CUSIP Number)

                                February 14, 2008
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G/A is filed:


     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                           (Page 1 of 17 Pages)

CUSIP No. 83169Y108                 13G/A                   Page 2 of 17 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 O.S.S. Capital Management LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware, USA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      6,482,270
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      6,482,270
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      6,482,270
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      10.3%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83169Y108                 13G/A                   Page 3 of 17 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                            Oscar S. Schafer & Partners I LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware, USA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      245,360
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      245,360
-----------------------------------------------------------------------------

     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      245,360
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      0.4%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83169Y108                 13G/A                   Page 4 of 17 Pages



----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                            Oscar S. Schafer & Partners II LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware, USA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      2,708,210
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      2,708,210
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      2,708,210
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      4.3%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83169Y108                 13G/A                   Page 5 of 17 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                    O.S.S. Overseas Fund Ltd.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                              Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      3,463,700
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      3,463,700
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      3,463,700
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      5.5%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83169Y108                 13G/A                   Page 6 of 17 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                         O.S.S. Advisors LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware, USA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      2,953,570
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      2,953,570
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      2,953,570
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                      4.7%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83169Y108                 13G/A                   Page 7 of 17 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                         Schafer Brothers LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware, USA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      6,482,270
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      6,482,270
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      6,482,270
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      10.3%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83169Y108                 13G/A                   Page 8 of 17 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                             Oscar S. Schafer
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                             United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      6,482,270
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      6,482,270
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      6,482,270
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      10.3%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83169Y108                 13G/A                   Page 9 of 17 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                                 Andrew Goffe
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                              United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      150,000
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      6,482,270
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      150,000
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      6,482,270
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                      6,632,270
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                      10.6%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                      IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 83169Y108                 13G/A                   Page 10 of 17 Pages


ITEM 1.

         (a)   NAME OF ISSUER:
               SMART BALANCE, INC.

         (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               115 West Century Road, Suite 260
               Paramus, New Jersey 07652

Item 2(a).     NAME OF PERSON FILING:

                (i) Oscar S. Schafer & Partners I LP, a Delaware limited partnership ("OSS I"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

                (ii) Oscar S. Schafer & Partners II LP, a Delaware limited partnership ("OSS II", and together with OSS I, the "Partnerships"), with respect to shares of Common Stock directly owned by it;

                (iii) O.S.S. Advisors LLC, a Delaware limited liability
                      company (the "General Partner"), which serves as the general partner of each of the Partnerships, with respect to shares of Common Stock directly owned by each of the Partnerships;

                (iv) O.S.S. Overseas Fund Ltd., a Cayman Islands exempted company ("OSS Overseas"), with respect to shares of Common Stock directly owned by it;

                (v) O.S.S. Capital Management LP, a Delaware limited partnership (the "Investment Manager"), which serves as investment manager, and management company, to OSS Overseas and the Partnerships, and to certain managed accounts respectively, and has investment discretion with respect to shares of Common Stock directly owned by OSS Overseas, the Partnerships and shares of Common Stock held for the benefit of a third party in a separately managed account;

                (vi) Schafer Brothers LLC, a Delaware limited liability company (the "SB LLC"), which serves as the general partner to the Investment Manager, with respect to shares of Common Stock directly owned by the Partnerships, OSS Overseas and shares of Common Stock held for the benefit of a third party in a separately managed account;

                (vii) Mr. Oscar S. Schafer ("Mr. Schafer"), who serves as the senior managing member of the General Partner and of SB LLC, with respect to shares of Common Stock directly owned by the Partnerships, OSS Overseas and shares of Common Stock which are held for the benefit of a third party in a separately managed account; and

               (viii) Mr. Andrew Goffe ("Mr. Goffe"), who serves as a managing member of the General Partner and of SB LLC, with respect to shares of Common Stock directly owned by the Partnerships, OSS Overseas and shares of Common Stock which are held for the benefit of a third party in a separately managed account.

CUSIP No. 83169Y108                 13G/A                   Page 11 of 17 Pages

     The Partnerships, OSS Overseas, the General Partner, the Investment Manager, SB LLC, Mr. Schafer and Mr. Goffe are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2.

         (a)      NAME OF PERSON FILING
                  (i)    O.S.S. Capital Management LP
                  (ii)   Oscar S. Schafer & Partners I LP
                  (iii)  Oscar S. Schafer & Partners II LP
                  (iv)   O.S.S. Overseas Fund Ltd.
                  (v)    O.S.S. Advisors LLC
                  (vi)   Schafer Brothers LLC
                  (vii)  Oscar S. Schafer
                  (viii) Andrew Goffe

         (b)      ADDRESS OF PRINCIPAL OFFICE, OR, IF NONE, RESIDENCE

                  The address of the principal business offices of each of:
                  (i)   Investment Manager
                              598 Madison Avenue
                              New York, NY 10022
                  (ii)  OSS I
                              598 Madison Avenue
                              New York, NY 10022
                  (iii) OSS II
                              598 Madison Avenue
                              New York, NY 10022
                  (iv)  OSS Overseas
                              Walkers SPV Limited
                              Mary Street
                              George Town
                              Grand Cayman KY1-9002
                              Cayman Islands, British West Indies
                  (v)   General Partner
                              598 Madison Avenue
                              New York, NY 10022
                  (vi)  SB LLC
                              598 Madison Avenue
                              New York, NY 10022
                  (vii) Mr. Schafer
                              598 Madison Avenue
                              New York, NY 10022
                  (viii)Mr. Goffe
                              598 Madison Avenue
                              New York, NY 10022

CUSIP No. 83169Y108                 13G/A                   Page 12 of 17 Pages

                  (c)   CITIZENSHIP
                  (i)   Investment Manager - Delaware, USA
                  (ii)  OSS I - Delaware, USA
                  (iii) OSS II - Delaware, USA
                  (iv)  OSS Overseas - Cayman Islands
                  (v)   General Partner - Delaware, USA
                  (vi)  SB LLC - Delaware, USA
                  (vii) Mr. Schafer - USA
                  (viii)Mr. Goffe - USA

         (d)      TITLE OF CLASS OF SECURITIES
                  Common Stock

         (e)      CUSIP NUMBER
                  83169Y108

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,
          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,
          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,
          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
          (e) [ ] Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),
          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),
          (h) [ ] Savings Association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act,
          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Not applicable.

CUSIP No. 83169Y108                 13G/A                   Page 13 of 17 Pages


ITEM 4. OWNERSHIP.

         Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

         A. O.S.S. Capital Management LP

              (a) Amount beneficially owned: 6,482,270
              (b) Percent of class: 10.3% (The percentages used herein and in the rest of Item 4 are calculated based upon the 62,630,683 shares of Common Stock issued and outstanding as of March 5, 2008 as reflected in the Company's Form 10-K as filed on March 14, 2008.)
              (c) Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote: 0 Shares.
                  (ii) shared power to vote or to direct the vote: 6,482,270 Shares.
                  (iii) sole power to dispose or to direct the disposition of: 0
                        Shares.
                  (iv)  shared power to dispose or to direct the disposition of:
                        6,482,270 Shares.

         B. Oscar S. Schafer & Partners I LP

              (a) Amount beneficially owned: 245,360
              (b) Percent of class: 0.4%
              (c) Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote: 0 Shares.
                  (ii)  shared power to vote or to direct the vote: 245,360
                        Shares.
                  (iii) sole power to dispose or to direct the disposition of: 0
                        Shares.
                  (iv)  shared power to dispose or to direct the disposition of:
                        245,360 Shares.

         C. Oscar S. Schafer & Partners II LP

              (a) Amount beneficially owned: 2,708,210
              (b) Percent of class: 4.3%
               (c) Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote: 0 Shares.
                  (ii) shared power to vote or to direct the vote: 2,708,210 Shares.
                  (iii) sole power to dispose or to direct the disposition of: 0
                        Shares.
                  (iv)  shared power to dispose or to direct the disposition of:
                        2,708,210 Shares.

CUSIP No. 83169Y108                 13G/A                   Page 14 of 17 Pages


         D. O.S.S. Overseas Fund Ltd.

              (a) Amount beneficially owned: 3,463,700
              (b) Percent of class: 5.5%
              (c) Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote: 0 Shares.
                  (ii) shared power to vote or to direct the vote: 3,463,700 Shares.
                  (iii) sole power to dispose or to direct the disposition of: 0
                        Shares.
                  (iv)  shared power to dispose or to direct the disposition of:
                        3,463,700 Shares.

         E. O.S.S. Advisors LLC

              (a) Amount beneficially owned: 2,953,570
              (b) Percent of class: 4.7%
              (c) Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote: 0 Shares.
                  (ii) shared power to vote or to direct the vote: 2,953,570 Shares.
                  (iii) sole power to dispose or to direct the disposition of: 0
                        Shares.
                  (iv)  shared power to dispose or to direct the disposition of:
                        2,953,570 Shares

         F. Schafer Brothers LLC

              (a) Amount beneficially owned: 6,482,270
              (b) Percent of class: 10.3%
              (c) Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote: 0 Shares.
                  (ii) shared power to vote or to direct the vote: 6,482,270 Shares.
                  (iii) sole power to dispose or to direct the disposition of: 0
                        Shares.
                  (iv)  shared power to dispose or to direct the disposition of:
                        6,482,270 Shares

         G. Oscar S. Schafer

              (a) Amount beneficially owned: 6,482,270
              (b) Percent of class:  10.3%
              (c) Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote: 0 Shares.
                  (ii) shared power to vote or to direct the vote: 6,482,270 Shares.
                  (iii) sole power to dispose or to direct the disposition of: 0
                        Shares.
                  (iv)  shared power to dispose or to direct the disposition of:
                        6,482,270 Shares

         H.   Andrew Goffe

              (a) Amount beneficially owned: 6,632,270
              (b) Percent of class: 10.6%

CUSIP No. 83169Y108                 13G/A                   Page 15 of 17 Pages

             (c) Number of shares as to which such person has:
                 (i)   sole power to vote or to direct the vote: 150,000 Shares.
                 (ii) shared power to vote or to direct the vote: 6,482,270 Shares.
                 (iii) sole power to dispose or to direct the disposition of:
                       150,000 Shares.
                 (iv)  shared power to dispose or to direct the disposition of:
                       6,482,270 Shares

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
               The (i) limited partners and the general partner of the Partnerships and (ii) the shareholders and advisor of OSS Overseas have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the Partnerships and OSS Overseas, respectively.

               Each of the Reporting Persons disclaim beneficial ownership of the securities included in this report and this report shall not be deemed an admission that any of the Reporting Persons is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          See Item 2.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
          Not applicable.

CUSIP No. 83169Y108                 13G/A                   Page 16 of 17 Pages


ITEM 10.   CERTIFICATION

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                   March 20, 2008
                                          ------------------------------
                                                      Date

                                           /s/ Oscar S. Schafer
                                          ------------------------------
                                                     Signature

                                     Oscar S. Schafer, Senior Managing Member
                                          ------------------------------
                                                     Name/Title

                                                   March 20, 2008
                                          ------------------------------
                                                      Date

                                           /s/ Andrew Goffe
                                          ------------------------------
                                                     Signature

                                          Andrew Goffe, Managing Member
                                          ------------------------------
                                                     Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

CUSIP No. 83169Y108                 13G/A                   Page 17 of 17 Pages


                                 EXHIBIT 1

                         JOINT ACQUISITION STATEMENT
                          PURSUANT TO RULE 13d-1(k)


              The undersigned acknowledge and agree that the foregoing statement on Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  March 20, 2008


                                   Oscar S. Schafer

                                   /s/ Oscar S. Schafer
                                   -------------------------------------
                                   individually and as senior managing member
                                   of (a) O.S.S. Advisors LLC,
                                   for itself and as the general partner of
                                      (i) Oscar S. Schafer & Partners I LP;
                                          and
                                     (ii) Oscar S. Schafer & Partners II LP;
                                          and
                                     (b) Schafer Brothers LLC,
                                      for itself and as the general
                                      partner of O.S.S. Capital
                                      Management LP and investment manager
                                      of O.S.S. Overseas Fund Ltd.


                                   Andrew Goffe

                                   /s/ Andrew Goffe
                                   -------------------------------------
                                   individually